Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 4, 2010

Relating to Preliminary Prospectus Supplement dated August 4, 2010

Registration No. 333-162929

MAGELLAN MIDSTREAM PARTNERS, L.P.

4.25% Senior Notes due 2021

Issuer:	Magellan Midstream Partners, L.P.

Ratings:	Baa2 (Stable) / BBB (Stable)*

Note type:	Senior Unsecured Notes

Pricing date:	August 4, 2010

Settlement date:	August 11, 2010

Maturity date:	February 1, 2021

Principal amount:	$300,000,000

Benchmark:	U.S. Treasury 3.50% due May 15, 2020

Benchmark yield:	2.944%

Re-offer spread:	+ 135 bps

Re-offer yield to maturity:	4.294%

Coupon:	4.25%

Public offering price:	99.633% plus accrued interest from August 11, 2010

Optional redemption:	Make whole call T + 25 bps

Interest payment dates:	February 1 and August 1, beginning February 1, 2011

CUSIP / ISIN:	55907RAA6 / US55907RAA68

Joint Book-Running Managers:	J.P. Morgan Securities Inc. Banc of America Securities LLC Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at (212) 834-4533, Banc of America Securities LLC at 1-800-294-1322, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Wells Fargo Securities, LLC at 800-326-5897.